Exhibit 99.1

Proto Labs Names Victoria M. Holt President and Chief Executive Officer

MAPLE PLAIN, Minn.—February 6, 2014-- Proto Labs, Inc. (NYSE: PRLB), a leading online and technology-enabled quick-turn manufacturer, today announced the appointment of Victoria M. Holt as President and Chief Executive Officer, effective today. Ms. Holt brings more than 30 years of experience in leadership roles with Global Fortune 500 companies across a broad range of manufacturing, chemical and materials industries. She replaces Bradley A. Cleveland, who announced his intention to resign as CEO on October 31, 2013.

Most recently, Ms. Holt was President and Chief Executive Officer at Spartech Corporation (NYSE: SEH), a $1.2 billion publicly-held, leading supplier of sustainable plastic sheet, compounds and packaging solutions, where she engineered a turnaround that resulted in a 73% increase in operating earnings in just two short years. The turnaround led to the successful stock/cash sale of Spartech to PolyOne Corporation (NYSE: POL) in March 2013, at a 56% premium when announced and ultimately a 106% premium at closing. Prior to Spartech, she was Senior Vice President, Glass and Fiber Glass, at PPG Industries, Inc., a leading coatings and specialty products company. Ms. Holt also served in leadership positions with Monsanto Company and its successor, Solutia, Inc. in various management, sales, and marketing roles.

“Vicki’s track record of leading companies with large and diverse operations while delivering profitable growth and shareholder value makes her an excellent choice to lead Proto Labs. We are very excited to have Vicki on Board. Her energy, enthusiasm and management style fit well with our culture and we look forward to her leadership as we continue to grow the business to ever higher levels,” commented Larry Lukis, Founder and Chairman of the Board of Proto Labs.

“Based on years of experience in technology-based manufacturing businesses, I truly understand and appreciate the unique value Proto Labs delivers to its customers. The value proposition to reduce time to market, reduce risk of new product introduction and reduce costs is incredibly powerful. Proto Labs delivers this value with very impressive technology, operational excellence and an increasing array of services for design engineers. I am excited to have this opportunity to build upon the Company's market position and competitive advantages to expand and broaden customer reach, as well as drive value for Proto Lab shareholders,” said Ms. Holt. “The established and experienced management team already in place presents an excellent opportunity for me to quickly orient myself to a rich history of collaboration and leadership.”

Commenting on the departure of Brad Cleveland, Larry Lukis said, “On behalf of the Board, I thank Brad for his contributions as CEO.  His fantastic organizational and team-building skills have made the Company what it is today, and have enabled Proto Labs to consistently deliver value to shareholders, customers, and partners.  The Board has planned carefully for this leadership transition and we are confident that the Company will continue its growth momentum under Vicki's leadership. She has the complementary experience to build on our accomplishments and leverage Proto Labs’ strong platform in the years ahead."

About Proto Labs, Inc.

Proto Labs is a leading online and technology-enabled quick-turn manufacturer of custom parts for prototyping and short-run production. Proto Labs provides “Real Parts, Really Fast” to product developers worldwide. Proto Labs utilizes computer numerical control (CNC) machining and injection molding to manufacture custom parts for our customers. For more information, visit protolabs.com.

Contacts:

Investor Relations:

Jack Judd, 763-479-7408

jack.judd@protolabs.com

Media Relations:

Bill Dietrick, 763-479-7664

bill.dietrick@protolabs.com